                                                                    EXHIBIT 99.1


Contact:  Timothy Mann, Jr.
          Chief Executive Officer
          (404)  817-9440, ext. 3320


                    ACSYS, INC. ACQUIRES STAFFING EDGE, INC.

                   EXPANDS ACSYS OPERATIONS TO 10 KEY MARKETS

ATLANTA (August 4, 1998) Acsys, Inc. (Nasdaq/NM:ACSY), a leading provider of specialty professional staffing services, today announced that it has acquired Staffing Edge, Inc., a leading specialty professional staffing firm headquartered in Des Moines, Iowa, with an annual revenue run rate of approximately $33 million. The transaction is expected to be accretive to earnings. Terms of the transaction were not disclosed.

          Founded in 1992, Staffing Edge specializes in the temporary and permanent placement of professionals in the fields of accounting and finance, information technology (IT), legal, engineering and high-end office/clerical and training. Staffing Edge currently operates staffing offices and computer training offices in 10 metropolitan markets, including Dallas/Fort Worth; Des Moines; Chicago; Denver; Houston; Kansas City; Phoenix, Arizona; San Antonio, Texas; and San Francisco. Ed James, chief operating officer of Staffing Edge, will lead the Staffing Edge operations for Acsys and brings more than 12 years of experience to the Acsys management team.

          Timothy Mann, Jr., chief executive officer of Acsys, said, "This is a highly strategic transaction for Acsys, giving us core specialty professional staffing operations in 10 key metropolitan markets that were expansion targets for us either through acquisition or de novo office openings. Staffing Edge represents a unique merger partner in that it offers substantial scale in our core specialty professional staffing segment with no geographic overlap. In six years, Staffing Edge has established a significant market presence in each of its cities and particular strength in the Dallas/Fort Worth and Kansas City areas. We believe these markets offer tremendous potential for the expansion of our specialty professional staffing services.

          "Including Staffing Edge, we will have added approximately $60 million to our annualized revenue run rate this year through acquisitions, double our initial goal, and we will have accomplished the expansion of our business throughout the U.S. far ahead of schedule. We share similar operating philosophies and look forward to the successful integration of Staffing Edge into our operations and the addition of the fine team of Staffing Edge professionals to our business."

          Staffing Edge founder and chief executive officer, Ron Smith, is leaving the staffing industry and will not remain with the company. "Ron has been one of the pivotal players in the success and growth of Staffing Edge," added Mann. "We intend to capitalize on the foundation he has helped build and wish him well as he moves on to other opportunities."

          Acsys, Inc. is one of the leading specialty professional staffing and permanent placement firms in the U.S. Headquartered in Atlanta, Acsys has a national presence with offices serving the Atlanta; Charlotte; Chicago; Dallas/Fort Worth; Denver; Des Moines, Iowa; Houston; Kansas City; New Jersey; New York City; Orlando; Philadelphia; Phoenix, Arizona; Richmond, Virginia; San Antonio, Texas; San Francisco; Tampa; and Washington, D.C. metropolitan markets.

          Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

                                      ###